AllianceBernstein International Research Growth Fund, Inc.
Exhibit 77M

811-08527


77M-Mergers


       On February 9, 2005, AllianceBernstein International Research Growth Fund, Inc.'s Board of Directors approved the acquisition of the assets of AllianceBernstein New Europe Fund and AllianceBernstein All-Asia Fund. The acquisitions were contingent upon obtaining shareholder approval of the change to AllianceBernstein International Research Growth Fund's investment objective (see exhibit 77C). On June 24, 2005 the merger with AllianceBernstein All-Asia Fund was consummated, and on July 8, 2005 the merger with AllianceBernstein New Europe Fund was consummated.